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                             RESTATED LOAN AGREEMENT

This Restated Loan Agreement ("Agreement") is made as of April 16, 1998 between Dow AgroSciences LLC, a Delaware limited liability company (the "Lender"), and Mycoyen S.A., an Argentine corporation (the "Borrower") (together, the "parties").

WHEREAS, Mycogen Corporation has executed an Assignment of Loan dated April 16, 1998, assigning to Lender all of its rights, title and interest to a certain Revolving Loan Agreement dated January 1, 1997, between Mycogen Corporation, successor in interest to Agrigenetics, Inc., and Borrower, and

WHEREAS, the parties agree to restate the Revolving Loan Agreement in its entirety;

NOW, THEREFORE, the parties hereto have agreed and do hereby agree as follows:

1.   THE LOAN

     1.1  The Advance

          From the above date to December 31, 1998, the Lender agrees to make from time to time advances to the Borrower ("Advances"), in an aggregate amount not exceeding $50,000,000 (fifty million U.S. dollars), at any time outstanding ("Commitment"). Advances repaid prior to December 31, 1998, may be reborrowed. This Agreement involves U.S. dollars only. The term "Termination Date" shall mean December 31, 1998. Borrower must give notice to Lender by 9:00 a.m. Eastern Standard Time on any Business Day if Advances are requested for that day.

     1.2  Repayment

          (a) The unpaid principal amount of each Advance shall be due and payable on the last Business Day of the term of each Advance (each, a "Maturity Date"). Notwithstanding the foregoing, the unpaid principal amount of the Loan shall be due and payable on the Termination Date.

          (b) Interest on the unpaid principal amount of the Loan shall be capitalized and added to the unpaid principal amount of the Loan on the first Business Day of each month. Notwithstanding the foregoing, all accrued and unpaid interest is due and payable on the Repayment date.

          (c) Repayment may be made at any time, provided that the final repayment be made on or prior to December 31, 1998. Borrower must receive Lender's request for repayment by 9:00 a.m. Eastern


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               Standard Time on an Business Day if repayment is to be made that day.

     1.3  Cancellation/Reduction

          As provided under 2, EVENTS OF DEFAULT, Lender may at any time permanently reduce the Commitment and the unpaid principal and all interest shall be due and payable immediately.

     1.4  Evidence of Debt

          The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower resulting from the Loan and the amounts of principal and interest payable and paid from time to time hereunder. In any legal action or proceeding in respect of the Agreement, the entries made in such account or accounts shall, unless in case of obvious or manifest error, be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded.

     1.5  Interest

          (a) The Loan shall bear interest from day to day at an interest rate per annum

               (i) From the date of this Agreement until the Maturity Date equal to the lesser of

                    (x)  LIBOR, as defined below, plus 0.375%, or

                    (y)  the maximum rate allowable by law (the "Interest
                         Rate").

               (ii) "LIBOR" means the rate of deposits in U.S. dollars for a period of one month which appears on the Telerate page 3750 as of 11:00 a.m., London time, on the date that is two Business days prior to the first day of the Interest Period. Interest accrues on the unpaid principal amount of each Advance from the date of each Advance and is payable in accordance with Section 1.2.

          (b) The Interest Rate for each Interest Period is calculated by Lender prior to each interest Period. Such calculation is conclusive and binding absent manifest error.

          (c) Interest is calculated on the basis of a 360-day year for actual days occurring during the Interest Period.


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          (d)  "Interest Period" means the period commencing on the first
               Business Day of each month and ending on the day immediately preceding the first Business Day of the succeeding month.

2.   EVENTS OF DEFAULT

     In the event that:

     (A)  The Borrower fails to pay any sum payable hereunder when due; or

     (B) The Borrower defaults in the due performance and observance of any other term of this Agreement and such default is not remedied within 15 days after notice of such default; or

     (C) The Borrower goes bankrupt or becomes insolvent or is subject to a receivership either voluntary or compulsory; or

     (D) Any order is made or law, decree, regulation or resolution passed for the liquidation, winding up or dissolution of the Borrower; or

     (E) All or any substantial part of the business or assets of the Borrower is expropriated, nationalized, compulsorily acquired or taken into public ownership or the Borrower ceases to be able or entitled to exercise the rights of control or ownership of the same; or

     (F)  The Borrower ceases to be directly or indirectly controlled by Lender,

     then and in any such event, and at any time thereafter if any such event shall then be continuing, the Lender may, by written notice to the Borrower declare the Loan immediately due and payable together with all interest accrued thereon and all other amounts payable hereunder, including all interest accrued on any past due principal, to the extent permitted by law.

3. REPRESENTATIONS AND WARRANTIES OF BORROWER, The Borrower represent and warrants as follows:

     (A) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Argentina;

     (B) The execution, delivery and performance by the Borrower of this Agreement are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene
          (i) the Borrower's Articles of Formation or By-laws or (ii) any law or any judgment or contractual restriction binding on or affecting the Borrower;



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     (C) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body which has not already been obtained or made is required for the due execution, delivery and performance by the Borrower of this Agreement; and

     (D) This Agreement is the legal, valid and binding obligation of the Borrower enforceable against Borrower in accordance with its terms.

4. COVENANTS OF THE BORROWER; REPORTING REQUIREMENTS. So long as the Loan shall remain unpaid, the Borrower will, unless the Lender shall otherwise consent in writing, furnish to the Lender:

     (A) As soon as practicable, in any event within five Business Days after the occurrence of each Event of Default, or each event which with notice or lapse of time or both would become an Event of Default, which is continuing on the date of such statement, a statement of an authorized representative of the Borrower setting forth details of such Event of Default or event and the action which the Borrower proposes to take with respect thereto; and

     (B) Such other information respecting the business, properties or the condition or operations, financial or otherwise, of the Borrower as the Lender may from time to time reasonably request.

5.   COSTS AND EXPENSES

     The Borrower agrees to pay on demand all losses and all costs and expenses, if any, in connection with the enforcement of this Agreement and any instruments or other documents delivered hereunder, including, without limitation, losses, costs and expenses sustained as a result of a default by the Borrower in the performance of its obligations contained in this Agreement or any instrument or document delivered hereunder.

6.   ALTERNATIVE DISPUTE RESOLUTION

     The parties shall negotiate in good faith to resolve any dispute arising out of or relating to this Agreement. In the event that the parties fail to resolve a dispute by good faith negotiations, or if either party deems a resolution by such means to be improbable, either party may initiate mediation of the dispute upon written notice to the other party. Such mediation shall be conducted promptly in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes. If, within 60 days after notice of mediation, the parties have failed to resolve the dispute by mediation, either party may propose binding arbitration or initiate litigation. If either party requests mediation, it shall occur in Indianapolis, Indiana.


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7.   CHANGE OF CONTROL. After any change of Control (as defined below) of the
     Borrower, the Lender may, at its option, upon notice to the Borrower declare all principal, interest, and other amounts payable under this Agreement to be immediately due and payable, whereupon the same shall become immediately due and payable.

8. DEFINITIONS. Capitalized terms as to which such capitalization would not be required in accordance with standard rules of grammar shall have the meanings specified below.

     "Affiliate" means, with respect to each party hereto, a party that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the party specified. The term "control" is defined below. For purposes of this Agreement, Borrower is not an Affiliate of Lender.

     "Business Day" means any day other than a Saturday, Sunday or other day on which banking institutions in Indianapolis, Indiana are required or authorized by law to suspend operations.

     "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any individual, corporation, partnership, unincorporated association or other entity, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of a corporation's outstanding voting stock shall be deemed to have Control of such corporation.

9.   MISCELLANEOUS

     The Borrower agrees to take all such steps and actions and to execute and to deliver and/or cause to be delivered all such further documents and instruments as may be necessary in the opinion of the Lender to establish, maintain and protect the rights of the Lender hereunder and generally to carry out the true intent of this Agreement.

10.  ASSIGNMENT

     This Agreement may not be assigned in whole or in part by Borrower without the express written consent of the other party. This Agreement may be assigned by Lender to any Affiliate.

11.  SUCCESSORS

     This Agreement and any instrument or document executed in accordance herewith shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assignees.


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12.  GOVERNING LAW

     This Agreement and any instruments or other documents executed in accordance herewith shall be governed by and construed in accordance with the laws of the State of Indiana.

13.  AMENDMENTS, ETC.

     No amendment or waiver of any provision of this Agreement or any instrument delivered hereunder, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by an authorized representative of the Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first written above.

LENDER:                                     BORROWER:

Dow AgroSciences LLC                        Mycoyen S.A.


By: /s/ Sean S. Skinner                     By: [Illegible]
   ----------------------------                ---------------------------

Printed: Sean S. Skinner                    Printed: [Illegible]
        -----------------------                     ----------------------

Title: Treasurer                            Title: Vice President
      -------------------------                   ------------------------

Date: 5/15/98                               Date:
     --------------------------                  -------------------------
                                                         [Illegible]


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